Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

    This Severance Agreement and Release (the "Agreement") is effective on the date described in Section 12. This Agreement is made as a mutually agreed compromise among the Parties for the complete and final settlement of all claims, differences, and possible causes of action existing between them as of the Effective Date of this Agreement.

Parties

    The parties to this Agreement are Seitel, Inc., a Delaware corporation (the "Company") and Leonard M. Goldstein, an individual ("Employee"). Employee and the Company are referred to collectively as the "Parties."

Preamble

    WHEREAS, Employee was previously employed by the Company to perform work at the Company's workplace in Houston, Texas;

    WHEREAS, Employee's employment at the Company ended by voluntary resignation effective August 31, 2004;

    WHEREAS, the Parties intend that this Agreement shall govern all issues related to Employee's employment with and separation from the Company;

    WHEREAS, Employee has had at least 21 days to consider this Agreement;

    WHEREAS, the Company has advised Employee in writing to consult with a lawyer; and

    WHEREAS, Employee understands that the Company regards the above representations as material and that the Company is relying on these representations in entering into this Agreement.

Agreement

    NOW THEREFORE in consideration of the mutual promises exchanged in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

    Definitions. When used in this Agreement, "Company and/or its Affiliates" shall mean and include Seitel, Inc. and all of its predecessors, successors, parents, subsidiaries, divisions or other affiliated companies, partners, partnerships, assigns, present and former officers, directors, employees, shareholders, agents and insurers, whether in their individual or official capacities.

    Separation Date. Employee's employment with the Company ended effective August 31, 2004 (the "Separation Date").

    Pay Through Separation Date. Not later than three (3) business days after the Separation Date, the Company will pay Employee the sum of his gross salary earned but unpaid as of the Separation Date, less applicable taxes, and less normal withholdings for medical, dental and vision coverage, short- and long-term disability coverage and basic employee life insurance (collectively, the "Insurance"). Except as set forth in this Agreement, Employee agrees that the Company does not owe him for any other accrued employment benefits, including without limitation accrued and unpaid vacation leave, sick time or other paid time off earned as of the Separation Date. Within three (3) business days after Employee's submission of the supporting documentation, the Company will also pay Employee's reasonable and necessary business expenses incurred through the Separation Date.

    Severance Pay/Insurance Payments/Lease Payments. As consideration for Employee's release, the Company agrees to pay Employee (i) $75,000 not later than three (3) business days after the Effective Date, and (ii) $25,000 on the first business day of each of the six (6) months immediately following the month of the Effective Date (collectively, the "Severance Pay"). All payments of Severance Pay shall be reduced by applicable taxes and other normal withholdings, including Employee's portion of the Insurance premiums. As additional consideration for Employee's release, the Company will make the employer's portion of the premium payments on Employee's Insurance through February 28, 2005, at which time Employee will no longer be covered by any of the Company's benefits programs, but the Company will then, if necessary and Employee elects such coverage, pay Employee's COBRA medical continuation coverage until the earlier of October 31, 2005, or Employee's commencement of fulltime employment (collectively, the "Insurance Payments"). Thereafter, Employee will be entitled to pay for COBRA medical coverage for the remainder of his eligibility period. At all times, Employee remains solely responsible for any co-payments, deductibles and other expenses, including taxes incurred with regard to the Insurance. As further consideration for Employee's release, the Company agrees to pay Employee's rental expense incurred on his residential apartment located in Houston, Texas; provided, however, such amounts shall be reduced by any sublease payments paid by a subleasee of such apartment (collectively, the "Lease Payments"). Employee acknowledges and agrees that the Severance Pay, the Insurance Payments and Lease Payments are things to which Employee would not otherwise be entitled under any Company policy or program.

    Consulting. For a period of six (6) months following the Effective Date, Employee will make himself available upon the Company's reasonable request to assist in the transition of his responsibilities to other Company personnel or outside legal counsel. The Company shall pay Employee at a per hour rate of $144.25 for such consulting services based upon monthly invoices submitted to the Company by Employee.

    No Disparagement. Neither Party will disparage, criticize or communicate negatively to anyone regarding the other.

    Company Property. Concurrently with the execution of this Agreement, Employee has returned to Company all Company property and documents in his possession, custody or control.

    Release by Company. In consideration of Employee's release, the Company irrevocably, unconditionally, fully and forever waives, releases, discharges, and agrees to hold Employee harmless from any claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

    Release by Employee. In consideration of Employer's release, the Severance Pay, the Insurance Payments and Lease Payments, Employee irrevocably, unconditionally, fully and forever waives, releases, discharges, and agrees to hold the Company and/or its Affiliates harmless from any claim, action or right of any sort, known or unknown, arising on or before the Effective Date, except that the Employee does not release the Company from (a) any contractual indemnification between Employee and the Company, or (b) any indemnification to which he is entitled (i) under the terms of the Company's certificate of incorporation and by-laws, or (ii) as a matter of law.

    Certain Released Claims.

        The releases set out above include, but are not limited to, any claim arising out of or related to the following: any claim for any wages, salary, compensation, sick time, vacation time, paid leave or other remuneration of any kind; any claim for additional or different compensation or benefits of any sort, including any participation in any severance or termination pay plan; any claim of discrimination or retaliation on the basis of race, sex, age, religion, marital status, sexual preference, national origin, handicap or disability, veteran status, or special disabled veteran status; any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, or the Texas Payday Law, as such statutes may be amended from time to time; any other claim based on any statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claim or other claim for personal injury, death or property damage or loss; any claim for fraud or misrepresentation; and any personal gain with respect to any claim arising under any whistleblower or qui tam provisions of any state or federal law.

        Employee represents that Employee has read and understands this release provision and that (i) rights and claims under the Age Discrimination in Employment Act of 1967 are among the rights and claims against the Company that Employee is releasing and (ii) Employee is not releasing any rights or claims arising after the Effective Date.

    No Oral Representations; Authority. The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement. The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.

    Revocation of Agreement; Effective Date. Employee, at Employee's sole discretion, may revoke this Agreement on or before the expiration of seven calendar days after signing it. Revocation shall be in writing and effective upon dispatch to Seitel, Inc., 10811 S. Westview Circle Drive, Houston, Texas 77043, Attn: Randall D. Stilley, President. If Employee elects to revoke the Agreement, all of the provisions of the Agreement shall be void and unenforceable. If Employee does not so elect, the Agreement shall become effective at the later of the expiration of the revocation period (i.e., on the eighth day after Employee signs the Agreement) and the Separation Date (the "Effective Date").

    Entire Agreement. This Agreement embodies the entire agreement between the Parties, supersedes all prior agreements, discussions and understandings relating to the subject matter hereof, and may be amended or modified only by an instrument in writing executed jointly by the Parties.

    Choice of Law/Venue. This Agreement is made and shall be enforced pursuant to the laws of the State of Texas. Any action or proceeding brought by either party under this Agreement shall be brought in Harris County, Texas

    No Admission. The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility. The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.

LEONARD M. GOLDSTEIN ("Employee") By: /s/ Leonard M. Goldstein Printed Name: Leonard M. Goldstein Date: August 20, 2004	SEITEL, INC. ("Company") By: /s/ Randall D. Stilley Printed Name: Randall D. Stilley Title: President & Chief Executive Officer Date: August 20, 2004

THE STATE OF TEXAS      §

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COUNTY OF Harris            §

BEFORE ME, the undersigned authority, on this day personally appeared Leonard M. Goldstein who, being by me first duly sworn, upon his oath deposed and stated that he has read the foregoing Agreement; that he has been advised to discuss the provisions of this Agreement with an attorney of his choice before signing it; that he fully understands the terms and conditions of this Agreement; that he has been given a reasonable period of time within which to consider this Agreement; that he is legally competent to execute this Agreement; and that he has voluntarily executed this Agreement for the purposes and consideration therein expressed.

Given under my hand and seal of office on this 20th day of August, 2004.

/s/ Jana Lyn Stroud____________

Notary Public In And For

The State Of Texas

THE STATE OF TEXAS      §

                                        §

COUNTY OF Harris            §

BEFORE ME, the undersigned authority, on this day personally appeared Randall D. Stilley, who being by me first duly sworn, upon his oath deposed and stated that he is the President & Chief Executive Officer of Seitel, Inc. (the "Company"); that he has read the foregoing Agreement; that he has discussed the provisions of this Agreement with any attorney of his choice; that he fully understands the terms and conditions of this Agreement; that he has been given a reasonable period of time within which to consider this Agreement; that he is legally competent and fully authorized to execute this agreement on behalf of the Company; and that he has voluntarily executed this Agreement for the purposes and consideration therein expressed.

Given under my hand and seal of office on this 20th day of August, 2004.

/s/ Jana Lyn Stroud____________

Notary Public In And For

The State Of Texas